Exhibit 3.3

                            CERTIFICATE OF FORMATION
                                       OF
                              SUPERIOR ENERGY, LLC

                     (A Delaware Limited Liability Company)

FIRST: The name of the limited liability company is Superior Energy, LLC.

SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The company may establish designated series of members, managers or membership interests. In the event said series are established, then the debts, liabilities and obligations incurred by one series shall not be enforceable against the assets of any other series, and not against the assets of the company generally.

IN WITNESS WHEREOF, I, Richard H. Bell, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this 29th day of October, 2004.


                                /s/Richard H. Bell
                                ------------------
                                Richard H. Bell
                                Authorized Person